EXHIBIT 99.1

             ACE ANNOUNCES A SHORT TERM EXTENSION OF THE EXPIRATION DATE OF ITS CLASS A WARRANTS AND THE TERMINATION OF A
         PREVIOUSLY ANNOUNCED LETTER OF INTENT TO ACQUIRE BRIGHT IDEAS


VALLEY STREAM, NY -- October 11, 2007

Ace Marketing & Promotions, Inc., a premier Promotional Marketing solutions company, (OTCBB: AMKT) announces the extension of the expiration date of its Class A Warrants through the close of business on Wednesday January 2, 2008. The Class A warrants maintain an exercise price of $2.00 per share.

Ace also announced today that the letter of Intent to acquire Bright Ideas Marketing & Promotions, a Florida based distributor of advertising specialties and promotional products, has expired and will not be extended. Ace does not anticipate any further discussions due to Bright Ideas' failure to satisfy our due diligence requirements.


About Ace Marketing

Ace Marketing & Promotions, Inc., a premier Promotional Marketing solutions company. Its Corporate Overview is available at HTTP://WWW.ACEMARKETING.NET on the "About Us" tab. In addition Ace has also added several new revenue stream models. The long-term strategic plan is for Ace find new opportunities while leveraging its core competencies.

For additional information, a copy of Ace's public filings can be obtained on the Internet by going to www.acemarketing.net, clicking on links and then clicking on SEC Filings.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.


----------

CONTACT:
  Ace - Valley Stream, NY.
  Michael Trepeta, President - 516-256-7766